THIRD Amendment
To California Pizza Kitchen, Inc.
1998 Stock-Based Incentive Compensation Plan

This THIRD AMENDMENT dated as of July 28, 2000 (this "Amendment") amends the California Pizza Kitchen, Inc. (the "Corporation") 1998 Stock-Based Incentive Compensation Plan (the "Plan") and is made with reference to the following facts (all capitalized terms not otherwise defined herein have the meanings set forth in the Plan):

WHEREAS, on July 21, 1998, the Board adopted the First Amendment to the Plan which increased the number of available shares of Common Stock available for Awards to 1,500,000;

WHEREAS, in November 1998, the Corporation effected a two- for-one stock split and, pursuant to Section 7 of the Plan, the Board determined that in order to prevent any dilution or an enlargement of the benefits intended to be made available under the Plan, an appropriate adjustment would be made to double the number of shares available for issuance under the Plan and to double the number of shares subject to each outstanding Award;

WHEREAS, on November 2, 1999, the Board adopted and the shareholders approved the Second Amendment to the Plan which further increased the number of shares of Common Stock available for Awards under the Plan by another One Million (1,000,000) shares, thereby making the aggregate number of shares reserved for such issuance Four Million (4,000,000); and

WHEREAS, on July 24, 2000, the Board approved a one-for-two reverse split (the "Reverse Split") of the Corporation's shares of Common Stock and an increase in the number of shares of Common Stock available for Awards under the Plan by another One Million (1,000,000) shares, thereby making the aggregate number of shares reserved for such issuance, after giving effect to the Reverse Split, Two Million Five Hundred Thousand (2,500,000); and

WHEREAS, on July 24, 2000, a majority of the shareholders of the Corporation ratified, confirmed and approved the Reverse Split and the increase in the number of shares available for Awards under the Plan.

NOW, THEREFORE, effective concurrently with the Reverse Split, the terms of the Plan are amended as follows:

1. Amendment to the Plan.

(a) The first sentence of subsection 5.1 of the Plan is deleted in its entirety and replaced with the following:

Subject to adjustment as provided in Section 7, the total number of shares of Common Stock available for Awards under the Plan shall be 2,500,000 shares.

(b) Except as expressly amended herein, the Plan shall continue in full force and effect in accordance with its terms.

2. Effective Date of Amendment. The effective date of this Amendment shall be July 28, 2000, the effective date of the Reverse Split.

FOURTH Amendment
To California Pizza Kitchen, Inc.
1998 Stock-Based Incentive Compensation Plan

This FOURTH AMENDMENT dated as of May 1, 2001 (this "Amendment") amends the California Pizza Kitchen, Inc. (the "Corporation") 1998 Stock-Based Incentive Compensation Plan (the "Plan") and is made with reference to the following facts (all capitalized terms not otherwise defined herein have the meanings set forth in the Plan):

WHEREAS, on February 20, 2001, the Board adopted an amendment to the Plan, subject to shareholder approval, to increase the number of shares of Common Stock available for Awards under the Plan by One Million (1,000,000) shares, making the aggregate number of shares reserved for such issuance Three Million Five Hundred Thousand (3,500,000); and

WHEREAS, on May 1, 2001, a majority of the shareholders of the Corporation present and voting at a duly noticed and held meeting ratified and approved the increase in the number of shares available for Awards under the Plan; and

WHEREAS, on May 1, 2001, the Board adopted by resolution the additional amendments to the Plan set forth below.

NOW, THEREFORE, the terms of the Plan are amended as follows:

1. Amendments to the Plan.

(a) Subsection 5.1 of the Plan is deleted in its entirety and replaced with the following:

Subject to adjustment as provided in Section 7, the total number of shares of Common Stock available for Awards under the Plan shall be 3,500,000 shares. After the Company becomes Publicly Traded, no individual may receive Awards with respect to more than 600,000 shares of Common Stock in any year under the Plan.

(b) Section 6.2 of the Plan is deleted in its entirety and replaced with the following:

Option Price: The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that the Option Price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant (110% in the case of an Incentive Stock Option granted to a Ten Percent Shareholder). Notwithstanding the foregoing, in the case of a Non-Qualified Stock Option, the Option Price may be equal to or greater than 85% of the Fair Market Value of a share of Common Stock on the date of grant to the extent any discount from Fair Market Value is expressly granted in lieu of a reasonable amount of salary or cash bonus which would otherwise be paid to an Employee, a Director or an Independent Contractor.

(c) Section 8 of the Plan is deleted in its entirety and replaced with the following:

The Plan shall become effective on February 5, 1998, subject to the Company's shareholders approving the Plan within 12 months of the Board's adoption of the Plan in accordance with Section 422 of the Code. The Plan shall remain in full force and effect until the earlier of 10 years after the date of its adoption by the Board, or the date it is terminated by the Board. The Board shall have the power to amend, suspend or terminate the Plan at any time, subject to applicable law and regulation; provided, however, that no such amendment shall be made unless the amendment is approved or ratified by the affirmative vote of a majority of the shares of the Company's Common Stock represented and voting at a duly noticed and held meeting at which a quorum is present, or by the written consent of shareholders holding a majority of the outstanding shares of Common Stock, if such amendment would: (a) Expand the classes of persons to whom Awards may be made under Section 3 of the Plan; (b) Increase the number of shares authorized for grant under Section 5.1 of the Plan; or (c) Decrease the Option Price of any outstanding Award other than pursuant to and in accordance with Section 7 hereof.

Termination of the Plan pursuant to this Section 8 shall not affect Awards outstanding under the Plan at the time of termination.

(d) Except as expressly amended herein, the Plan shall continue in full force and effect in accordance with its terms.

2. Effective Date of Amendment. The effective date of this Amendment shall be May 1, 2001.

Dated Adopted: May 1, 2001